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                                                                    EXHIBIT 8.1

                               DECEMBER 12, 1995

Advanced Micro Devices, Inc.
One AMD Plaza
Sunnyvale, CA 94088

Ladies and Gentlemen:

  We have acted as counsel to Advanced Micro Devices, Inc., a Delaware corporation ("AMD"), in connection with a proposed merger (the "Merger") with NexGen, Inc., a Delaware corporation ("NexGen"), pursuant to the terms of the Agreement and Plan of Merger, dated October 20, 1995, as amended December 11, 1995 (the "Merger Agreement"), by and among AMD, NexGen and AMD Merger Corporation, a Delaware corporation, as described in the Registration Statement on Form S-4 to be filed by AMD with the Securities and Exchange Commission today (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meanings assigned to them in the Registration Statement.

  In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

  Based upon and subject to the foregoing, we are of the opinion that if the Merger is completed in accordance with the terms and conditions of the Merger
Agreement:

  1. The Merger will constitute a reorganization within the meaning of
     Section 368 of the Code.

  2. The discussion entitled "Certain Federal Income Tax Consequences" in the Registration Statement, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

  We hereby consent to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and to the filing of this opinion as Exhibit 8.1 to the Registration Statement.

  This opinion is based on current United States federal income tax law, and we do not undertake to advise you as to any future changes in that law that may affect this conclusion unless we are specifically retained to do so.

                                          Very truly yours,

                                          /s/ Bronson, Bronson & McKinnon

                                          Bronson, Bronson & McKinnon